EXHIBIT 99.1

The Company adopted Accounting Standard Update (“ASU” or “Update”) 2015-03 “Simplifying the Presentation of Debt Issuance Costs” in the first quarter of its 2017 fiscal year. This ASU requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct reduction from that debt liability, consistent with the presentation of a debt discount. We adopted this ASU on a retrospective basis, as a result of which our October 30, 2016 and November 1, 2015, consolidated balance sheets and its related long-term borrowings note have been adjusted, as necessary, to reflect this ASU’s adoption. The effect on our  consolidated balance sheets is presented below.

Other Assets
	October 30, 2016	November 1, 2015
Prev. reported	$4,071	$4,612
Change due to adoption	(279)	(565)
Retrospectively adjusted	3,792	4,047

Long term borrowings
	October 30, 2016	November 1, 2015
Prev. reported	$62,139	$67,120
Change due to adoption	(279)	(565)
Retrospectively adjusted	61,860	66,555